UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 28, 2014

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On April 28, 2014, the Company's board of directors (the "Board") appointed Gerald Blotz as Vice President and Chief Operating Officer – Field Operations of the Company. Mr. Blotz, age 44, joined the Company as a branch manager for the San Jose, California, branch in 2002. In 2012, Mr. Blotz also became the Company's Director of Branch Operations, focusing on building and supporting the Company's culture across all its locations. From 1993 to 2002, Mr. Blotz served as the President and Chief Operating Officer of Protrades Connection Inc., a temporary staffing company.

The Board also promoted Gregory Vaughn to the position of Vice President and Chief Operating Officer – Corporate Operations. Mr. Vaughn, age 58, joined the Company in July 1997 as Operations Manager. He was appointed Vice President in January 1998 and Chief Administrative Officer in February 2012. Prior to joining the Company, Mr. Vaughn was Chief Executive Officer of Insource America, Inc., a privately-held human resource management company headquartered in Portland, Oregon.

No arrangement or understanding exists between Mr. Blotz or Mr. Vaughn and any other person pursuant to which either of them was appointed as an executive officer of the Company. Neither Mr. Blotz nor Mr. Vaughn is related to any director or other executive officer of the Company.

The Compensation Committee of the Board set Mr. Blotz’s annual base salary level at $400,000. Mr. Blotz was also granted restricted stock units ("RSUs") with a total value of $400,000, based on the closing price of the Company's common stock on May 2, 2014. The RSUs will vest at the rate of 25% per year beginning on May 2, 2015.

No action was taken with respect to Mr. Vaughn's compensation in connection with his promotion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.
Dated: May 2, 2014	By:	/s/ James D. Miller
James D. Miller Vice President-Finance, Treasurer and Secretary